Exhibit 99.1
FOR IMMEDIATE RELEASE:
Equity One Sells $125 Million of Senior Unsecured Notes
NORTH MIAMI BEACH, FL; August 9, 2006 — Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located predominantly in the southern and northeastern United States, announced today that it has priced the sale of $125 million principal amount of 6.25% senior unsecured notes due January 15, 2017. The notes were offered to investors at a price of 99.517% with a yield to maturity of 6.315%, representing a spread at the time of pricing of 1.37% to the May 2016 Treasury note. Net proceeds of the offering will be used to repay existing indebtedness under the Company’s unsecured revolving credit facility, to redeem the Company’s $75 million 7.25% senior unsecured notes due August 2007 on August 25, 2006, to fund purchases under the Company’s existing stock repurchase program and for other corporate purposes. The sale of the notes is scheduled to close on August 18, 2006.
All securities in this offering are rated Baa3 (positive outlook) by Moody’s Investors Service and BBB- (positive outlook) by Standard & Poor’s. The joint book-running managers are Banc of America Securities LLC, Bear, Stearns & Co. Inc. and Merrill Lynch & Co. The senior co-managers are Deutsche Bank Securities, JPMorgan and Wells Fargo Securities. The co-managers are BB&T Capital Markets, BMO Capital Markets, Commerzbank Corporates & Markets, Morgan Keegan & Company, Inc., SunTrust Robinson Humphrey and Wachovia.
The notes are being offered under the Company’s shelf registration statement filed on March 6, 2006 with the Securities and Exchange Commission. The offering of the notes will be made only by means of a prospectus supplement, prospectus and authorized free writing prospectus which have or will be filed with the Securities and Exchange Commission. Copies of these offering documents relating to the offering may be obtained from Banc of America Securities LLC at 1-800-294-1322. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About Equity One, Inc.
Equity One is a leading real estate investment trust that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by leading supermarkets, drug stores or discount retail store chains. Equity One owns or has interests in 198 properties (including 29 in one unconsolidated joint venture) totaling 20.4 million square feet and encompassing 128 supermarket-anchored shopping centers, four drug store-anchored shopping centers, 54 retail-anchored shopping centers, five development parcels and seven non-retail properties. For additional information, please visit our web site at http://www.equityone.net.
Forward Looking Statements
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.